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PROSPECTUS

$600,000,000
Commonwealth Edison Company
Exchange Offer for $600,000,000 First Mortgage 6.15% Bonds, Series 98
Due March 15, 2012

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  The exchange offer will expire at 5:00 p.m., New York City time, on November 20, 2002, unless extended.

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  The exchange is subject to specified customary conditions, which may be waived by us.

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  All outstanding $600,000,000 First Mortgage 6.15% Bonds, Series 98 due March 15, 2012, that are validly tendered and not withdrawn will be exchanged.

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  At any time prior to the expiration of the exchange offer, you may withdraw your tender of any outstanding bonds.

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  The exchange of the outstanding bonds will not be a taxable event for United States federal income tax purposes.

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  We will not receive any cash proceeds from the exchange offer.

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  The terms of the exchange bonds are substantially identical to the terms of outstanding bonds except for certain transfer restrictions and registration rights relating to the outstanding bonds.

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  Any outstanding bonds not validly tendered will remain subject to existing transfer restrictions.

        See "Risk Factors" beginning on page 8 for a discussion of several matters that should be considered by holders before tendering their outstanding bonds in the exchange offer.

        We refer to the outstanding bonds and the exchange bonds together as the bonds (unless the context requires otherwise).

        There has not previously been any public market for the exchange bonds that will be issued in the exchange offer. We do not intend to list the exchange bonds on any national stock exchange or on the Nasdaq National Market. There can be no assurance that an active market for such exchange bonds will develop.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the bonds to be issued in the exchange offer or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 3, 2002

        You should rely only on the information contained in this prospectus and the other information incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these exchange bonds in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front cover of this prospectus or the date of the documents incorporated by reference herein. Our business, financial condition, results of operations and prospects may have changed since that date.

        This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding bonds in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

        Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange bonds. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for outstanding bonds where those outstanding bonds were acquired by that broker-dealer as a result of market-making activities or other trading activities. The company has agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

PROSPECTUS SUMMARY

        You should carefully read the information set forth below and the information incorporated by reference herein as set forth under "Incorporation of Certain Documents by Reference" for information with respect to us. Unless the context requires otherwise, the terms "ComEd," "Company," "we," "our," "ours" and "us" refer to Commonwealth Edison Company and its subsidiaries. However, in the section captioned "Description of Exchange Bonds" and related matters, these terms refer solely to Commonwealth Edison Company and not to any of Commonwealth Edison Company's subsidiaries.

Commonwealth Edison Company

        Commonwealth Edison Company is a subsidiary of Exelon Corporation and is engaged principally in the purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd's traditional retail service territory covers approximately 11,300 square miles and an estimated population of approximately 8 million as of December 31, 2001. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of approximately 3 million. ComEd delivered electricity to approximately 3.6 million customers as of December 31, 2001.

        During January, 2001, Exelon undertook a corporate restructuring to separate its non-regulated generation and other competitive businesses from its regulated energy delivery businesses. As part of the corporate restructuring, effective January 1, 2001, ComEd's assets and liabilities unrelated to energy delivery were transferred to separate subsidiaries of Exelon. The transferred assets and liabilities are related to nuclear generation and wholesale energy services and administrative functions for other business activities of Exelon and its subsidiaries. In connection with the restructuring, ComEd entered into a power purchase agreement with Exelon Generation Company, LLC, a wholly owned subsidiary of Exelon, to supply ComEd with all of its electric load requirements for customers through 2004. As a result of the restructuring, our transmission and distribution assets are the principal properties subject to the lien of our Mortgage that secures the bonds.

        As a public utility under the Illinois Public Utilities Act, ComEd is subject to regulation by the Illinois Commerce Commission, including regulation as to rates and charges, issuance of most of its securities, services and facilities, classification of accounts, transactions with affiliated interests, as defined in the Illinois Public Utilities Act, and other matters. As a subsidiary of Exelon, a registered holding company under the Public Utility Holding Company Act of 1935, ComEd is subject to a number of restrictions under that Act. As an electric utility under the Federal Power Act, ComEd is also subject to regulation by the Federal Energy Regulatory Commission ("FERC") as to transmission rates and certain other aspects of its business, including interconnections and sales of transmission related assets.

        ComEd's principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and its telephone number is (312) 394-4321.

Exelon Corporation

        Exelon Corporation became the parent corporation for each of ComEd and PECO Energy Company ("PECO") as a result of the completion on October 20, 2000 of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation and Exelon. Unicom was the former parent corporation of ComEd. Exelon, through its subsidiaries, operates in three business segments:

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  Energy Delivery, consisting of the retail electricity distribution, transmission and sale businesses of ComEd in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution and sale business of PECO in the Pennsylvania counties surrounding the City of Philadelphia.

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  Generation, consisting of electric generating facilities, power marketing operations and equity interests in Sithe Energies, Inc. and AmerGen Energy Company, LLC.

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  Enterprises, consisting of competitive retail energy sales, energy and infrastructure services, communications and related investments.

        Exelon's principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603 and its telephone number is (312) 394-4321.

The Exchange Offer

        For a more complete description of the terms of the exchange offer, see "Exchange Offer" below in this prospectus.

Registration Rights
You are entitled to exchange your outstanding bonds for freely tradable exchange bonds with substantially identical terms to the outstanding bonds. The exchange offer is intended to satisfy your registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding bonds. Accordingly, if you do not exchange your outstanding bonds, you will not be able to reoffer, resell or otherwise dispose of your outstanding bonds, unless you comply with the registration and prospectus delivery requirements of the Securities Act, or there is an exemption available.
The Exchange Offer
We are offering to exchange $1,000 principal amount of our First Mortgage 6.15% Bonds, Series 98 due March 15, 2012, which have been registered under the Securities Act, for $1,000 principal amount of our outstanding First Mortgage 6.15% Bonds, Series 98 due March 15, 2012, which were issued in private offerings on March 13, 2002 and June 20, 2002. As of the date of this prospectus, there are $600 million principal amount of outstanding bonds. We will issue exchange bonds promptly after the expiration of the exchange offer.
Resales
We believe that the exchange bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:
• you are acquiring the exchange bonds in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange bonds; and
• you are not an "affiliate" of ours.

If you do not meet the above criteria, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any reoffer, resale or other disposition of your exchange bonds.

Each broker or dealer that receives exchange bonds for its own account in exchange for outstanding bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver this prospectus in connection with any sale of exchange bonds.
Expiration Date	5:00 p.m., New York City time, on November 20, 2002, unless we extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of outstanding bonds being tendered.
Procedures for Tendering Outstanding Bonds
If you wish to tender outstanding bonds, you must complete, sign and date the letter of transmittal, or a facsimile of it, in accordance with our instructions and transmit the letter of transmittal, together with your outstanding bonds to be exchanged and any other required documentation, to the exchange agent (see "Exchange Agent" below), at its address set forth in the letter of transmittal to arrive by 5:00 p.m., New York City time, on the expiration date. By executing the letter of transmittal, you will represent to us that you are acquiring the exchange bonds in the ordinary course of your business, that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of exchange bonds and that you are not an "affiliate" of ours. See "The Exchange Offer—Procedures for Tendering Outstanding Bonds."
Special Procedures for Beneficial Holders
If you are the beneficial holder of outstanding bonds that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should contact the person in whose name your outstanding bonds are registered promptly and instruct such person to tender on your behalf. See "The Exchange Offer—Procedures for Tendering Outstanding Bonds."
Guaranteed Delivery Procedures
If you wish to tender your outstanding bonds and you cannot deliver such outstanding bonds, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your outstanding bonds according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.
Acceptance of Outstanding Bonds and Delivery of Exchange Bonds
Subject to certain conditions, we will accept for exchange any and all outstanding bonds which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange bonds will be delivered promptly after the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Summary of Federal Income Tax Considerations
The exchange of outstanding bonds for exchange bonds will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss as a result of exchanging outstanding bonds for exchange bonds and you will have the same tax basis and holding period in the exchange bonds as you had in the outstanding bonds immediately before the exchange. See "Summary of United States Federal Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the exchange bonds.
Exchange Agent
BNY Midwest Trust Company is serving as exchange agent in connection with the exchange bonds. The address, telephone number and facsimile number of the exchange agent is set forth in "The Exchange Offer—Exchange Agent."

The Exchange Bonds

        For a more complete description of the terms of the exchange bonds, see "Description of Exchange Bonds" below in this prospectus

Issuer	Commonwealth Edison Company
Bonds Offered	$600,000,000 First Mortgage 6.15% Bonds, Series 98 due March 15, 2012.
Maturity Date	March 15, 2012.
Interest Payment Dates	March 15 and September 15, beginning on September 15, 2002.
Ranking
The outstanding bonds were, and the exchange bonds will be, our secured obligations, equal in right of payment to all other bonds currently outstanding or hereafter issued under our Mortgage. The Mortgage under which the outstanding bonds were, and the exchange bonds will be, issued prohibits us from incurring other debt senior or equal to the bonds (unless certain tests are met).
Optional Redemption
We may redeem all or a part of the bonds at any time and from time to time by paying a "make-whole" premium based on U.S. Treasury rates as described under "Description of Exchange Bonds—Redemption at Our Option."
Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" herein and the information contained in our 2001 Form 10-K before deciding whether to invest in the exchange bonds.

RISK FACTORS

        In addition to the information contained elsewhere in this prospectus and in the documents incorporated by reference herein, the following risk factors should be carefully considered by each prospective investor in deciding to exchange your outstanding bonds for exchange bonds.

Risks Relating to the Exchange Bonds

        The agreements governing our indebtedness contain various covenants that limit our management's discretion in the operation of our businesses and also require us to meet certain financial maintenance tests. Failure to comply with any of these tests could have a material adverse effect on us.

        The agreements governing our indebtedness contain various covenants, including those that restrict our ability to:

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  incur additional debt;

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  pay dividends on, redeem or repurchase our capital stock;

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  create liens; and

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  consolidate, merge or sell all or substantially all of our assets.

Any failure to comply with the restrictions of any of our existing or new credit facilities or any agreement governing our indebtedness, including the Mortgage, may result in a default under such facilities and agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. For more information, see "Description of Exchange Bonds."

There is no public market for the exchange bonds.

        Following the completion of this exchange offer, the exchange bonds will be freely tradable by most holders. See "The Exchange Offer." We do not intend to list the exchange bonds on any United States or foreign securities exchange. We can give no assurances concerning the liquidity of any market that may develop for the exchange bonds, the ability of any investor to sell the exchange bonds, or the price at which investors would be able to sell their exchange bonds. If a market for the exchange bonds does not develop, investors may be unable to resell the exchange bonds for an extended period of time, if at all. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the exchange bonds as collateral for loans.

        It is possible that the market for the outstanding bonds, as well as for the publicly tradable exchange bonds for which they may be exchanged, will be volatile. This volatility may affect your ability to resell your outstanding bonds or the exchange bonds as well as the timing of any such resale or exchange.

Failure to exchange your outstanding bonds will leave them subject to transfer restrictions.

        Any outstanding bonds that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of outstanding bonds will not have any further rights under the registration rights agreement, with limited exceptions. In general, outstanding bonds may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate registering the outstanding bonds under the Securities Act. As outstanding bonds are tendered and accepted in the exchange offer, the aggregate principal amount of outstanding bonds will decrease, which decrease will decrease their liquidity. Any market for outstanding bonds that are not exchanged could be adversely affected by the conclusion of this exchange offer.

Late deliveries of the outstanding bonds and other required documents could prevent a holder from exchanging its bonds.

        Holders are responsible for complying with all exchange offer procedures. Issuance of exchange bonds in exchange for outstanding bonds will only occur upon completion of the procedures described in this prospectus under the heading "The Exchange Offer—Procedures for Tendering Outstanding Bonds." Therefore, holders of outstanding bonds who wish to exchange them for exchange bonds should allow sufficient time for completion of the exchange procedure. We are not obligated to notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the bonds may be restricted.

        A broker-dealer that purchased outstanding bonds for its own account as part of market-making or trading activities must deliver a prospectus when it sells the exchange bonds. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their exchange bonds.

Risks Relating to Accounting

        You may have no effective remedy against Arthur Andersen LLP or any of our directors, officers or underwriters in connection with a material misstatement in some of our audited financial statements incorporated by reference in this prospectus.

        Arthur Andersen LLP, the independent public accountants that audited our financial statements incorporated by reference in this prospectus for the year ended December 31, 1999, was convicted on June 15, 2002 on federal obstruction of justice charges arising from the government's investigation of Enron Corp.

        Arthur Andersen LLP did not participate in the preparation of this prospectus or the related registration statement. As a result, we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to include in this prospectus its reports which are incorporated by reference in this prospectus. As permitted under recent Securities Act rule changes, we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. As a result, your claims against Arthur Andersen LLP under the Securities Act based on these financial statements may be limited. Moreover, even if claims against Arthur Andersen LLP are permitted, Arthur Andersen LLP may not have the financial resources to satisfy any judgment. In addition, notwithstanding that we have not filed the written consent of Arthur Andersen LLP, our directors, officers and underwriters may still be able to establish a due diligence defense to any claim relating to those financial statements on the basis they were made on the authority of an expert, which could limit your ability to assert a claim against them.

SUMMARY FINANCIAL INFORMATION

        We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus. See "Where You Can Find More Information" below.

        Our financial statements for the year ended December 31, 2001 and for the periods from January 1, 2000 to October 19, 2000 and October 20, 2000 to December 31, 2000 were audited by PricewaterhouseCoopers LLP. Our consolidated financial statements for the year ended December 31, 1999 were audited by Arthur Andersen LLP. Arthur Andersen LLP has not consented to our incorporation by reference of their reports contained in the filings we have incorporated by reference in this prospectus. See "Experts" below for more information.

        The merger transaction in which we became a subsidiary of Exelon was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. The effects of the purchase method are reflected in our financial statements as of the merger date, October 20, 2000. Accordingly, our financial information presented for the period after the merger reflects a new basis of accounting. Financial information for 2000, separated by a black line, is presented for periods prior to and subsequent to the merger.

        In addition, effective January 1, 2001, our assets and liabilities unrelated to energy delivery were transferred to separate subsidiaries of Exelon as part of Exelon's restructuring. Thus, beginning in January 2001, our operations consist of our retail electricity distribution and transmission business in northern Illinois. The restructuring has had a significant impact on our assets, liabilities and equity and our results of operations. Our results of operations and assets and liabilities prior to January 2001 do not reflect the restructuring.

					Six Months Ended June 30,
	Year Ended December 31, 1999	Jan 1- Oct. 19, 2000	Oct. 20- Dec. 31, 2000	Year Ended December 31, 2001
					2001	2002
	($ in millions)
Income Statement Data
Operating revenues	$6,793	$5,702	$1,310	$6,206	$2,976	$2,796
Operating income	1,549	1,048	338	1,594	840	834
Net income on common stock	599	596	133	607	329	360
Adjusted net income (a)	599	596	156	733	393	360
Cash Flow Data
EBITDA (b)	$2,451	$2,060	$512	$2,259	$1,174	$1,102
Cash interest paid (c)	588	418	88	451	247	217
Investment in plant	1,337	1,210	196	839	451	357
Cash flows from operations	1,243	1,074	524	1,352	705	740
Cash flows (used in) provided by investing activities	1,146	(827)	(800)	(441)	(58)	(352)
Cash flows used in financing activities	(1,161)	(956)	(129)	(1,029)	(322)	(57)

	As of December 31,			As of June 30,
	1999	2000	2001	2002
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$11,993	$7,657	$7,351	$7,522
Total assets	22,576	20,198	15,716	16,198
Long-term debt(d)	6,962	6,882	5,850	6,095
Preferred securities	9	7	7	7
Common shareholders' equity	5,303	6,176	5,076	5,253

(a)
We adopted Statement of Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. We do not have significant other intangible assets recorded on our balance sheet. Under SFAS No. 142, goodwill is no longer subject to amortization; however, goodwill is subject to an assessment for impairment using a two-step fair value based test. We have performed both steps and have determined that there is no impairment of our goodwill.

  The following table sets forth our net income, adjusted to exclude amortization expense related to goodwill that is no longer being amortized.

					Six Months Ended June 30,
	Year Ended December 31, 1999	Jan 1- Oct. 19, 2000	Oct. 20- Dec. 31, 2000	Year Ended December 31, 2001
					2001	2002
	($ in millions)
Reported net income	$599	$596	$133	$607	$329	$360
Goodwill amortization	—	—	23	126	64	—
Adjusted net income	$599	$596	$156	$733	$393	$360
(b)
EBITDA is defined as operating income plus depreciation and amortization as reported in the consolidated statements of cash flows. EBITDA is not a measure of performance under generally accepted accounting principles, or GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, management understands that EBITDA is customarily used as a measure in evaluating companies.

(c)
Includes cash interest paid of $186 million, $162 million, $143 million, $74 million and $65 million in connection with the ComEd Transitional Funding Trust notes for the years ended December 31, 1999, 2000 and 2001 and for the six months ended June 30, 2001 and 2002, respectively.

(d)
Excludes current maturities of $732 million, $348 million, $849 million and $848 million as of December 31, 1999, 2000 and 2001, and June 30, 2002, respectively.

Ratio of Earnings to Fixed Charges

	12 Months Ended December 31,							Six Months Ended June 30,
					Jan. 1- Oct. 19, 2000	Oct. 20- Dec. 31, 2000	12 Months Ended Dec. 31, 2001
	1997		1998	1999				2001	2002
Earnings to Fixed Charges (e)	(f	)	2.59	2.45	2.62	2.69	2.89	2.99	3.20

(e)
For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of nuclear fuel and other lease payments and rentals.

(f)
Our earnings for 1997 were inadequate to cover fixed charges by approximately $259 million. This inadequacy was principally caused by charges related to the closure of our Zion Nuclear Generating Station and our discontinuation of regulatory accounting practices for the generation portion of our business and other charges recorded as a result of the electric utility restructuring legislation adopted in Illinois in 1997.

Notes to Summary Financial Information

        Under electric utility restructuring legislation known as the Electric Service Customer Choice and Rate Relief Law of 1997, or the Restructuring Legislation, adopted in Illinois, all of our customers have the choice to purchase energy from other suppliers and non-residential customers can also elect a power purchase option. The power purchase option allows the purchase of electric energy from us at market-based prices. On May 1, 2002, all of our residential customers became eligible to choose their supplier of electricity. However, as of June 30, 2002, no alternative electric supplier had sought approval from the ICC to serve residential customers, nor has any electric utility chosen to enter our residential market for the supply of electricity. As of June 30, 2002, approximately 22,600 retail customers, representing approximately 25% of our retail kilowatt-hour sales for the six months ended June 30, 2002, had elected to receive their electric energy from an alternative electric supplier or chose the power purchase option.

        On April 1, 2002, the ICC issued an interim order in our Delivery Services Rate Case. The interim order is subject to an audit of test year expenditures that is anticipated to be completed by the end of 2002, with a final order to be issued in 2003. The purpose of the audit is to analyze and establish the reasonableness of past investments and expenditures, which we believe we have shown and will be shown in the audit. The order sets delivery rates for residential customers choosing a retail electric supplier. The rates became effective on May 1, 2002 when residential customers became eligible to choose their electricity supplier. Traditional bundled rates—rates paid by customers that retain us as their electricity supplier—are not affected by this order. As a result of amendments made on June 6, 2002 to the Restructuring Legislation, bundled rates will remain frozen through 2006. Delivery service rates for non-residential customers are not affected by this order. The potential revenue impact of the interim order is not expected to be material in 2002.

        In addition to retail competition for generation services, the Restructuring Legislation also provided a 15% residential base rate reduction effective August 1, 1998 and an additional 5% residential base rate reduction in October 2001. Our operating revenues were reduced by approximately $78 million for the six months ended June 30, 2002 and $24 million in 2001 due to the 5% residential base rate reduction. Notwithstanding the rate reductions and subject to certain earnings tests, a rate freeze will generally be in effect until January 1, 2007. The rate freeze period was extended to January 1, 2007 as a result of amendatory legislation enacted on June 6, 2002. A utility may request a base rate increase during the rate freeze period only when necessary to ensure the utility's financial viability.

        On July 19, 2002, we filed a request with the ICC to revise the provider of last resort obligation we have in Illinois to be the back-up energy supplier to certain businesses. We are seeking permission from the ICC to limit availability by June 2006 of Rate 6L for 370 of our largest energy customers with energy demands of at least three megawatts, totaling approximately 2,500 megawatts. Rate 6L is a bundled fixed rate offered to large customers including heavy industrial plants, large office buildings, government facilities and a variety of other businesses. The ICC has 120 days from the date of the filing to act on our request or it will be deemed approved.

        Under the Restructuring Legislation, if the earned return on common equity of a utility during the rate freeze period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is currently based on the 30-year Treasury Bond rate plus 8.5% in the years 2000 through 2006; although the Monthly Treasury Long-Term Average (25 years and above) will be used when the 30-year Treasury Bond rate is no longer included in the Federal Reserve System's H.15 Statistical Release. Earnings for purposes of our threshold include our net income calculated in accordance with GAAP and reflect the amortization of regulatory assets and goodwill. At December 31, 2001, we had a regulatory asset with an unamortized balance of $277 million that we expect to fully recover and amortize through the transition period. Consistent with the provisions of the Restructuring Legislation, regulatory assets may be recovered at amounts which provide us an earned return on common equity within the threshold. The utility's earned return on common equity and our threshold return on common equity are each calculated on a two-year average basis. We did not trigger the earnings sharing provision in 2000 or 2001. We do not currently expect to trigger that provision in the years 2002 through 2006.

        The Restructuring Legislation also provided for the collection of a competitive transition charge, or CTC, from customers who choose to purchase electric energy from an alternative supplier or elect the power purchase option during a transition period that extends through 2006. The CTC was established as of October 1, 1999 and is applied on a cents per kilowatt-hour basis. It considers the revenue that would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings. The CTC allows us to recover some of our costs that might otherwise be unrecoverable under market-based rates.

        As part of a settlement agreement between us and the City of Chicago relating to our Chicago franchise agreement, we agreed with the City of Chicago to a revised combination of ongoing work under the franchise agreement and new initiatives that total approximately $1 billion in defined transmission and distribution expenditures by us to improve electric service in Chicago. The Illinois legislation also committed us to spend at least $2 billion during the period 1999 through 2004 on transmission and distribution facilities outside of Chicago. We have substantially completed these expenditures inside and outside of Chicago. In addition, we conducted an extensive evaluation of the reliability of our transmission and distribution systems in response to several outages in the summer of 1999. As a result of the evaluation, we increased our capital and operating and maintenance expenditures on our transmission and distribution facilities in order to improve their reliability.

        As a result of our commitments to improve the reliability of our transmission and distribution system, we expect our capital expenditures will exceed depreciation on our rate base assets through at least 2003. The base rate freeze will generally preclude rate recovery of and on those investments prior to January 1, 2007 from customers who receive service from us under bundled rates. Unless we can offset the additional carrying costs against cost savings, our return on investment will be reduced during the period of the rate freeze and until rate increases are approved authorizing a return of and on this new investment.

        In addition, the Restructuring Legislation provides that an electric utility, such as us, will be liable for actual damages suffered by customers in the event of a continuous power outage of four hours or more affecting 30,000 or more customers and provides for reimbursement of governmental emergency and contingency expenses incurred in connection with any such outage. That legislation bars recovery of consequential damages. The Restructuring Legislation also allows an affected utility to seek relief from these provisions from the ICC where the utility can show that the cause of the outage was unpreventable damage due to weather events or conditions, customer tampering or third party causes.

        The Restructuring Legislation also allows a portion of our future revenues to be segregated and used to support the issuance of securities by ComEd or a special purpose financing subsidiary. The proceeds, net of transaction costs, from those securities issuances must be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of those securities that may be issued is approximately $6.8 billion. In December 1998, our special purpose financing subsidiaries issued $3.4 billion of notes.

        In December 1999, FERC issued Order No. 2000 requiring jurisdictional utilities, such as ComEd, to file a proposal to form a regional transmission organization, or RTO, meeting certain governance, operational, and scope and scale requirements articulated in the order or, alternatively, to describe efforts to participate in or work toward participating in an RTO or explain why they were not participating in an RTO. Order No. 2000 is generally designed to separate the governance and operation of the transmission system from generation companies and other market participants. PECO is already a member of PJM Interconnection, LLC, an existing independent system operator that is seeking to be approved as an RTO. We initially joined the Midwest Independent System Operator, but withdrew in order to help form the proposed Alliance RTO. FERC rejected the Alliance RTO proposal in December 2001 and directed the Alliance companies to reconsider their RTO development plans.

        On May 28, 2002, we filed a notice with FERC indicating our intention to join PJM. FERC conditionally approved our decision to join PJM in late July 2002. On August 30, 2002, we, along with several subsidiaries of American Electric Power Service Corporation (AEP), Dayton Power and Light Company and National Grid USA (Grid), filed a non-binding letter of intent and transaction term sheet with FERC regarding the proposed formation of an independent transmission company, or ITC, within PJM. Grid is a subsidiary of National Grid plc, a company which owns and operates transmission assets in Great Britain. Under the letter of intent, Grid will make specified capital contributions to the ITC and will, for an initial term of three years, be the ITC's managing member responsible for directing its business and affairs. Grid will receive an annual management fee for serving as managing member together with incentive compensation tied to the efficiency of operations and enhanced transmission operations. We, along with AEP and Dayton, will transfer operation of our respective transmission systems to the ITC and PJM. The ITC and PJM will allocate responsibilities between them consistent with FERC requirements. The transmission owners participating in the ITC will have the right to contribute transmission facilities to the ITC in exchange for passive ownership interests in the ITC. Grid, AEP, Dayton and we have rights to withdraw from or dissolve the ITC or to terminate Grid as managing member at the end of the initial three year term of the managing member or any renewal period.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange bonds offered by this prospectus. In consideration for issuing the exchange bonds as contemplated by this prospectus, we will receive a like principal amount of outstanding bonds. The terms of the exchange bonds will be identical in all material respects to the terms of the outstanding bonds for which they are exchanged, except that the transfer restrictions and registration rights applicable to the outstanding bonds will not be applicable to the exchange bonds. The outstanding bonds tendered in exchange for the exchange bonds will be retired and canceled. Accordingly, the issuance of the exchange bonds will not result in any increase in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        Exchange Offer Registration Statement.    We issued the outstanding bonds in two separate offerings on March 13, 2002 and June 20, 2002. The initial purchasers have advised us that they subsequently resold the outstanding bonds to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. As a condition to the offerings of the outstanding bonds, we entered into registration rights agreements dated March 13, 2002 and June 20, 2002, pursuant to which we agreed, for the benefit of all holders of the outstanding bonds, at our own expense, to use our best efforts to consummate the exchange offer within 270 days after the initial issue date of the outstanding bonds.

        Further, we agreed to keep the exchange offer open for acceptance for not less than 20 nor more than 30 business days (or longer if required by applicable law). For each outstanding bond validly tendered pursuant to the exchange offer and not withdrawn, the holder of that bond will receive an exchange bond having a principal amount equal to that of the tendered outstanding bond. Interest on each exchange bond will accrue from the last date on which interest was paid on the tendered outstanding bond in exchange therefor or, if no interest was paid on that outstanding bond, from the issue date.

        The following is a summary of the registration rights agreements relating to the outstanding bonds. As a summary, it does not contain all of the information you might find useful. For further information, you should read the registration rights agreements, copies of which have been filed as exhibits to the registration statement. The exchange offer is intended to satisfy certain of our obligations under the registration rights agreements.

        Transferability.    We issued the outstanding bonds on March 13, 2002 and June 20, 2002 in two separate transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding bonds may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the Commission with respect to similar transactions, we believe that the exchange bonds issued pursuant to the exchange offer in exchange for outstanding bonds may be offered for resale, resold and otherwise transferred by holders of bonds who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  •
  any exchange bonds to be received by the holder were acquired in the ordinary course of the holder's business;

  •
  at the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange bonds; and

  •
  the holder is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act.

        However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer. Any holder who tenders its outstanding bonds in the exchange offer with any intention of participating in a distribution of exchange bonds (1) cannot rely on the interpretation by the staff of the Commission, (2) will not be able to validly tender outstanding bonds in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

        In addition, each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange bonds. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for outstanding bonds where those outstanding bonds were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Each broker-dealer that receives exchange bonds for its own account in exchange for outstanding bonds, where those bonds were acquired by such broker dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange bonds. See "Plan of Distribution."

        Shelf Registration Statement.    If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer or, for any other reason, this exchange offer is not consummated within 270 days after the date of original issue of the outstanding bonds, we will, at our cost:

  •
  as promptly as practicable, but in no event more than 60 days after becoming required to do so, file a registration statement under the Securities Act covering continuous resales of the outstanding bonds or the exchange bonds, as the case may be;

  •
  use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

  •
  use our best efforts to keep the shelf registration statement effective until the date on which all of the bonds held by persons that are our affiliates may be resold without registration pursuant to Rule 144(k) under the Securities Act.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the outstanding bonds or the exchange bonds, as the case may be. A holder selling outstanding bonds or exchange bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the registration rights agreement that are applicable to that holder, including specified indemnification obligations. A holder will not be permitted to sell bonds pursuant to the shelf registration statement unless the holder has returned to us a completed and signed notice electing to be included and furnishing the holder's name and other information required to be included in the related prospectus. We will send the form of notice and questionnaire to holders at least 30 calendar days before the effectiveness of the shelf registration statement and holders will have 28 calendar days to return it.

        Special Interest.    If

  •
  on or prior to the 270th day following the date of the original issue of the outstanding bonds, neither this exchange offer has been consummated nor the shelf registration statement has been declared effective, or

  •
  after either the registration statement of which this prospectus is a part or the shelf registration statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with the resales of the outstanding bonds or exchange bonds in accordance with and during the periods specified in the registration rights agreement, additional interest will accrue on the principal amount of the outstanding bonds and the exchange bonds (in addition to the stated interest on the outstanding bonds and the exchange bonds) from and including the date on which the event referred to in the preceding bulleted paragraphs shall occur to the date on which all such events have been cured or if earlier, the date on which the outstanding bonds and exchange bonds may first be resold in reliance on Rule 144(k). The additional interest will accrue at a rate of 0.50% per annum.

Terms of the Exchange Offer

        Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all outstanding bonds properly tendered and not withdrawn prior to the expiration date and will issue the exchange bonds promptly after acceptance of the outstanding bonds. See "—Conditions to the Exchange Offer" and "Procedures for Tendering Outstanding Bonds." We will issue $1,000 principal amount of exchange bonds in exchange for each $1,000 principal amount of outstanding bonds accepted in the exchange offer. As of the date of this prospectus, there are $600,000,000 aggregate principal amount of outstanding bonds. Holders may tender some or all of their outstanding bonds pursuant to the exchange offer. However, outstanding bonds may be tendered only in integral multiples of $1,000.

        The exchange bonds are identical to the outstanding bonds except for the elimination of certain transfer restrictions and registration rights pertaining to the outstanding bonds. The exchange bonds will evidence the same debt as the outstanding bonds and will be issued pursuant to, and entitled to the benefits of, the Mortgage pursuant to which the outstanding bonds were issued and will be deemed one issue of bonds, together with the outstanding bonds.

        This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding bonds. Holders of outstanding bonds do not have any appraisal or dissenters' rights under the Mortgage in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

        For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding bonds when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate exchange bonds from us to the tendering holders. If we do not accept any tendered outstanding bonds because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding bonds, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

        Holders who tender outstanding bonds in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under "—Transfer Taxes," transfer taxes with respect to the exchange of outstanding bonds pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The term "expiration date" shall mean 5:00 p.m., New York City time, on November 20, 2002, for the exchange offer unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each appropriate registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion,

  •
  to delay accepting any outstanding bonds,

  •
  to extend the exchange offer,

  •
  to terminate the exchange offer if each condition set forth below under "—Conditions to the Exchange Offer" shall not have been satisfied, or

  •
  to amend the terms of the exchange offer in any manner.

We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will also notify each registered holder of any amendment. We will give to the exchange agent written confirmation of any oral notice.

Exchange Date

        As soon as practicable after the close of the exchange offer, we will accept for exchange all outstanding bonds properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letter of transmittal.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, and subject to our obligations under the registration rights agreement, we

  •
  shall not be required to accept any outstanding bonds for exchange,

  •
  shall not be required to issue exchange bonds in exchange for any outstanding bonds and

  •
  may terminate or amend the exchange offer

if, at any time before the acceptance of outstanding bonds for exchange, any of the following events shall occur:

  •
  any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation is proposed, adopted or enacted which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  •
  any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  the exchange offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding bonds tendered, and no exchange bonds will be issued in exchange for any such outstanding bonds, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the Mortgage for the bonds under the Trust Indenture Act of 1939, as amended.

        The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding bonds being tendered for exchange.

Consequences of Failure to Exchange

        Any outstanding bonds not tendered pursuant to the exchange offer will remain outstanding and continue to accrue interest. The outstanding bonds will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the outstanding bonds, the outstanding bonds may be resold only:

  •
  to us,

  •
  to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A,

  •
  to an institutional accredited investor that, prior to the transfer, furnishes to the trustee a written certification containing specified representations and agreements relating to the restrictions on transfer of the bonds (the form of this letter can be obtained from the trustee),

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  pursuant to the limitations on resale provided by Rule 144 under the Securities Act,

  •
  pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act,

  •
  pursuant to an effective registration statement under the Securities Act, or

  •
  pursuant to any other available exemption from the registration requirements of the Securities Act,

subject, in each of the foregoing cases, to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding bonds could be adversely affected upon completion of the exchange offer.

Fees and Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

        Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the exchange bonds.

Procedures for Tendering Outstanding Bonds

        The tender of outstanding bonds pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding bonds will constitute an agreement to deliver good and marketable title to all tendered outstanding bonds prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

        Except as provided in "—Guaranteed Delivery Procedures," unless the outstanding bonds being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange bonds will be made only against deposit of tendered outstanding bonds and delivery of all other required documents. Notwithstanding the foregoing, DTC participants tendering through its Automated Tender Offer Program, or "ATOP," will be deemed to have made valid delivery where the exchange agent receives an agent's message, as defined below, prior to the expiration date.

        Accordingly, to properly tender outstanding bonds, the following procedures must be followed:

        Bonds held through a Custodian.    Each beneficial owner holding outstanding bonds through a DTC participant must instruct the DTC participant to cause its outstanding bonds to be tendered in accordance with the procedures set forth in this prospectus.

        Bonds held through DTC.    Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding bonds through DTC must

  •
  electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or

  •
  comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "—Guaranteed Delivery Procedures."

        Promptly after the date of this prospectus, the exchange agent will establish an account at DTC for purposes of the exchange offer with respect to outstanding bonds held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding bonds into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding bonds may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "—Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that such DTC participant has received a letter of transmittal and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

        Cede & Co., as the holder of the global bond, will tender a portion of the global bond equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

        By tendering, each holder and each DTC participant will represent to us that, among other things:

  •
  it is not our affiliate,

  •
  it is not a broker-dealer tendering outstanding bonds acquired directly from us for its own account,

  •
  it is acquiring the exchange bonds in its ordinary course of business and

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange bonds.

        Unless waived by us, we will not accept any alternative, conditional, irregular or contingent tenders. By transmitting an acceptance through ATOP, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding bonds.

        We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding bonds, and that determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular outstanding bonds. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding bonds will not be deemed to have been made until those irregularities have been cured or waived. Any outstanding bonds received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        Letters of transmittal and outstanding bonds must be sent only to the exchange agent. Do not send letters of transmittal or outstanding bonds to us or DTC.

        The method of delivery of outstanding bonds, letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Guaranteed Delivery Procedures

        DTC participants holding outstanding bonds through DTC who wish to cause their outstanding bonds to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

  •
  guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

  •
  a broker, dealer, municipal securities dealer, municipal securities

  •
  broker, government securities dealer or government securities broker;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings institution that is a participant in a Securities Transfer Association recognized program;

  •
  prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this prospectus; and

  •
  book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three New York Stock Exchange trading days after the date of the execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of outstanding bonds, or any portion of your outstanding bonds, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding bonds properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

        DTC participants holding outstanding bonds who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "—Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount of outstanding bonds to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

        A withdrawal of a tender of outstanding bonds by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

        A withdrawal of an instruction must be executed by a DTC participant in the same manner as the person's name appears on its transmission through ATOP to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant may withdraw an instruction only if such withdrawal complies with the provisions of this prospectus.

        A withdrawal of a tender of outstanding bonds by a DTC participant may be rescinded only by a new transmission of an acceptance through ATOP in accordance with the procedures described herein.

Exchange Agent

        BNY Midwest Trust Company has been appointed as exchange agent for the exchange bonds. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal in connection with the exchange bonds should be directed to BNY Midwest Trust Company addressed as follows:

By Registered or Certified Mail:

The Bank of New York,
as Exchange Agent
The Bank of New York
Corporate Trust Operations Reorganization Unit
101 Barclay Street, Floor 7E
New York, New York 10286
Attention: Ms. Diane Amoroso

By Hand before 4:30 p.m.:

The Bank of New York
Corporate Trust Operations Reorganization Unit
101 Barclay Street, Floor 7E
New York, New York 10286
Attention: Ms. Diane Amoroso

By Hand after 4:30 p.m. or by Overnight Courier:

The Bank of New York
Corporate Trust Operations Reorganization Unit
101 Barclay Street, Floor 7E
New York, New York 10286
Facsimile: 212-298-1915
Telephone: 212-815-3738
Attention: Ms. Diane Amoroso

Transfer Taxes

        Holders of outstanding bonds who tender their outstanding bonds for exchange bonds will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange bonds in the name of, or request that outstanding bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

DESCRIPTION OF EXCHANGE BONDS

        In this description, the terms "ComEd," "Company," "we," "our," "ours" and "us" refer solely to Commonwealth Edison Company and not to any of our subsidiaries.

General

        The following statements are brief summaries of specified provisions of our Mortgage. The terms "lien of Mortgage," "mortgage date of acquisition," "permitted lien," "prior lien," "prior lien bonds," "property additions," and "utilized under the Mortgage" are used in this offering memorandum with the meanings given to those terms in the Mortgage. The term "bonds" means any first mortgage bonds issued under the Mortgage. The Mortgage contains provisions under which substantially all of the properties of our electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc. (the "Indiana Company"), might be subjected to the lien of the Mortgage, if we should so determine, as additional security for our bonds, whereupon that subsidiary would become a "mortgaged subsidiary," as defined in the Mortgage. Since we have not as yet made any determination as to causing the Indiana Company to become a mortgaged subsidiary, those provisions of the Mortgage that are summarized below that discuss a mortgaged subsidiary as well as us, relate to us only.

Principal, Maturity and Interest

        The exchange bonds will initially be limited in aggregate principal amount to $600,000,000. The exchange bonds will be issued in book-entry form only in denominations of $1,000 and integral multiples thereof.

        The exchange bonds will mature on March 15, 2012. Interest will be payable on the exchange bonds semiannually on March 15 and September 15 of each year, commencing on September 15, 2002, until the principal is paid or made available for payment. Interest on the exchange bonds will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        For so long as the exchange bonds are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the exchange bonds are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to that holder at that holder's registered address. Payment of principal of the exchange bonds in certificated form will be made against surrender of those bonds at the office or agency of our company in the City of Chicago, Illinois and an office or agency in the Borough of Manhattan, City of New York. Payment of interest on the exchange bonds will be made to the person in whose name those exchange bonds are registered at the close of business on the record date for the relevant interest payment date, which shall be March 1 and September 1 for the interest payment dates on March 15 and September 15, respectively. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the Mortgage.

Redemption at Our Option

        We may, at our option, redeem the exchange bonds in whole or in part at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the exchange bonds to be redeemed, plus accrued interest to the redemption date, or

  •
  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the exchange bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 25 basis points, plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

        We will mail notice of any redemption at least 30 days but not more than 45 days before the redemption date to each registered holder of the exchange bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange bonds or portions of the exchange bonds called for redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

        "Business Day" means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

        "Comparable Treasury Issue" means the United State Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the exchange bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange bonds.

        "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

  •
  if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means

  •
  each of J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer; and

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  any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Security

        The exchange bonds will rank equally with all bonds, irrespective of series, now or hereafter outstanding under our Mortgage. The Mortgage is a direct first mortgage lien on substantially all property and franchises currently owned by us, subject only to permitted liens (other than expressly excepted property and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the Bankruptcy Reform Act of 1978). Our transmission and distribution assets are the principal properties subject to the lien of the Mortgage. In addition, any property and franchises hereafter acquired by us (other than expressly excepted property and property which may be acquired by us subsequent to the filing of a bankruptcy proceeding with respect to us under the Bankruptcy Reform Act of 1978) will also become subject to the lien of the Mortgage, subject only to permitted liens and liens, if any, existing or placed on such after-acquired property at the time of acquisition thereof.

        There are expressly excepted from the lien of our Mortgage, whether now owned or hereafter acquired, specified real estate not used in the public utility business, real estate held by us in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment.

Acquisitions of Property Subject to Prior Liens

        We covenant in the Mortgage that we will not acquire any property subject to a prior lien:

  •
  if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66 2/3% of the fair value of such part of such property as shall consist of property of the character of property additions; and

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  unless the net earnings of such property for any twelve-month period within the immediately preceding fifteen-month period shall have been at least two and one-half times the annual interest on all prior lien bonds secured by prior liens on such property.

        We also covenant that we will not transfer all or substantially all of our property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by us under the provisions of such covenant with respect to the acquisition of property subject to a prior lien.

        We covenant in the Mortgage that we will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, we will promptly procure or cause to be procured the cancellation and discharge of that prior lien. We further covenant that upon the discharge of a prior lien we will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Mortgage trustee, except to the extent required to be deposited with the trustee under another prior lien.

Release of Property from Mortgage

        Provided that we are not in default under the Mortgage, the Mortgage allows us to release property from the lien of the Mortgage in connection with its sale or other disposition. Under these provisions, we may obtain the release of mortgaged property by:

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  delivering to the Mortgage trustee specified certificates describing the property to be sold or disposed and the consideration to be received and stating its fair value;

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  delivering an opinion of counsel as to compliance with the provisions of the Mortgage governing such release; and

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  depositing cash with the Mortgage trustee in an amount equal to the fair value of the property to be released, subject to reduction or elimination as hereinafter described.

        "Fair value" is defined as the fair value to us of the property in question. Fair value is determined by one of our engineers; however, a determination by an independent engineer is also required if the fair value of the property in question exceeds 1% or more of the outstanding principal amount of the bonds under the Mortgage. The required cash deposit may be reduced, or eliminated entirely, by utilizing net property additions or bondable bond retirements not previously utilized under the Mortgage.

        We have used these provisions from time to time to release substantial amounts of property from the lien of the Mortgage. In December 1999, we obtained the release of our fossil generation assets in connection with their sale to a third party. In January 2001, we obtained the release of, among other things, our nuclear generation assets in connection with their transfer to our affiliate, Exelon Generation Company, LLC, as part of the restructuring undertaken by Exelon. In both cases, the releases were accomplished without the deposit of cash due to the availability of sufficient amounts of unutilized bondable bond retirements and net property additions. In the event that our transmission assets were to be divested as part of our RTO efforts, we would expect to use these provisions to obtain the release of those assets from the lien of the Mortgage.

Issuance of Additional Bonds

        The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the exchange bonds but, as hereinafter indicated, we may, subject to certain limitations, acquire property subject to prior liens. Nonetheless, subject to the limitations discussed below, we may issue additional bonds under the Mortgage with the same priority as the exchange bonds, including bonds having the same series designation and terms as the exchange bonds, without the approval of the holders of bonds outstanding under the Mortgage, including the holders of the exchange bonds outstanding.

        The aggregate principal amount of other bonds that may be issued under the Mortgage and that, as to security, will rank equally with the exchange is not limited except as indicated below. Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in principal amount equal to:

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  66 2/3% of net property additions not previously utilized under the Mortgage;

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  the amount of cash deposited with the Mortgage trustee as the basis for the issuance of those bonds; and

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  the amount of bondable bond retirements not previously utilized under the Mortgage;

provided, however, that no bonds may be issued on the basis of net property additions or deposited cash, or on the basis of bondable bond retirements if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except when the bonds retired or being retired mature within two years), unless our net earnings for any twelve-month period within the immediately preceding fifteen-month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then proposed to be issued but not including any bonds then being retired. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs.

        The Mortgage provides that cash deposited with the Mortgage trustee as a basis for the issuance of bonds shall be:

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  paid over to us in an amount, certified to the Mortgage trustee, equal to 66 2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or

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  applied to the purchase or redemption of bonds.

        "Net Earnings" means our earnings as defined in the Mortgage after deducting all charges except:

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  charges for the amortization, write-down or write-off of acquisition adjustments or intangibles;

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  property losses charged to operations;

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  provisions of income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of those taxes;

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  interest charges; and

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  amortization of debt and stock discount and expense or premium.

Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be. Net nonoperating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs.

        Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued and it does not contain any restrictions on the issuance of unsecured indebtedness. In addition, the Mortgage does not prohibit a merger or sale of substantially all of our assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

Property Additions/Bondable Bond Retirements

        The amount of net property additions not utilized under the Mortgage is currently approximately $2.141 billion. The amount of bondable bond retirements not previously utilized under the Mortgage is currently approximately $0.997 billion. We expect to issue the exchange bonds on the basis of bondable bond retirements.

        "Bondable bond retirements" means an amount equal to the principal amount of bonds retired by application of funds deposited with the Mortgage trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund.

        "Net property additions" means the amount of $50,000,000, plus the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all "current provisions for depreciation" made by us after December 1, 1944, after deducting from those current provisions for depreciation the amount of the "renewal fund requirement," if any, for the year 1945 and subsequent years.

        "Current provisions for depreciation" for any period means the greater of:

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  the total of the amounts appropriated by us for depreciation during that period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage value for that period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write-down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

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  an amount equal to one-twelfth of 2% for each calendar month of that period (or such lesser percentage, as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of that month, of all depreciable property of the character of property additions not subject to a prior lien.

Renewal Fund Requirement

        We covenant in the Mortgage that we will, for each year, pay or cause to be paid to the Mortgage trustee an amount of cash, as and for a renewal fund, equal to the excess, if any, of current provisions for depreciation for that year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for that year, that amount, which will be the renewal fund requirement for that year, to be subject to reduction by an amount equal to the amount, certified to the Mortgage trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage. There was no renewal fund requirement for any of the years 1945 through 1988, 1991, 1992 or 1997 through 2001. There was a $140.7 million renewal fund requirement for 1989, a $1 million requirement for 1990, a $50.9 million requirement for 1993, a $193.6 million requirement for 1994, a $15.0 million requirement for 1995 and a $139.9 million requirement for 1996. In 1989, 1990, 1993 and 1994, the renewal fund requirement was satisfied by certifying an equivalent amount of net property additions. In 1995 and 1996, the renewal fund requirement was satisfied by certifying an equivalent amount of bondable bond retirements.

Modification of Mortgage

        In general, modifications or alterations of the Mortgage and of the rights and obligations of us and of the bondholders, and waivers of compliance with the Mortgage, may, with our approval, be made at a meeting of bondholders upon the affirmative vote of 80% of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of time or times of payment of the principal of or the interest or the premium, if any, on any bonds or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage.

Concerning the Mortgage Trustee and the Co-Trustee

        An affiliate of the Mortgage trustee, BNY Midwest Trust Company, provides general banking services, including those as a depository, for us and certain of our subsidiaries and was one of the initial purchasers in the initial issuance of the outstanding bonds on March 13, 2002. D. G. Donovan, co-trustee under the Mortgage, is an officer of the Mortgage trustee.

Rights Upon Default

        The Mortgage provides that in case any one or more of certain specified events (defined as "completed defaults") shall occur and be continuing, the Mortgage trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable. The Mortgage trustee upon request of the holders of a majority in principal amount of the bonds outstanding, shall waive such default and rescind any such declaration if such default is cured.

        The Mortgage further provides that upon the occurrence of one or more completed defaults, the Mortgage trustee and the co-trustee may proceed by such suits of law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Mortgage trustee and the co-trustee, being advised by counsel, shall determine.

        Holders of bonds have no right to enforce any remedy under the Mortgage unless the Mortgage trustee and the co-trustee have first had a reasonable opportunity to do so following notice of default to the Mortgage trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Mortgage trustee and the co-trustee with offer of indemnity satisfactory to the Mortgage trustee and the co-trustee against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder's bonds when due.

Default and Notice Thereof to Bondholders

        The Mortgage provides that the following shall constitute completed defaults:

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  default shall be made by us in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;

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  default shall be made by us in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;

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  default shall be made by us in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to us (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Mortgage trustee or to us and the Mortgage trustee by the holders of not less than 5% in principal amount of the bonds;

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  default shall be made by us in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to us by the Mortgage trustee or to us and the Mortgage trustee by the holders of not less than 5% in principal of the bonds;

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  bankruptcy, receivership or similar proceedings shall be initiated by us, or any judgment entered in such proceedings initiated against us shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

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  default shall be made in the observance or performance of any other of our covenants, conditions or agreements contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to us and the Mortgage trustee by the holders of not less than 25% in principal amount of the bonds.

        Within 90 days after the occurrence of any default which is known to the Mortgage trustee and the co-trustee, the Mortgage trustee and the co-trustee shall give to the bondholders notice of such default unless it shall have been cured; except that, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, the Mortgage trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the co-trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders.

Certificates and Opinions

        Officers' certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on our properties subject to the lien of the Mortgage must be filed as exhibits to our certificate filed annually with the Mortgage trustee. In connection with the taking of various actions by the Mortgage trustee and the co-trustee, or the Mortgage trustee upon our application, including the authentication and delivery of additional bonds, the release of property, the reduction or withdrawal of cash and other matters, the Mortgage requires that we furnish to the Mortgage trustee orders, requests, resolutions, certificates of the officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependant upon the nature of the application.

Form, Denomination and Registration

        DTC will act as securities depository for the exchange bonds. The exchange bonds will be issued as fully registered bonds registered in the name of Cede & Co. (DTC's partnership nominee) or such other nominee as may be requested by an authorized representative of DTC. One fully registered bond certificate will be issued in the aggregate principal amount of the exchange bonds and will be deposited with DTC. So long as the nominee of DTC is the registered owner of the exchange bonds, such nominee will be considered the sole owner or holder of the exchange bonds for all purposes under the Mortgage and any applicable laws. Except as otherwise provided below, a beneficial owner of interests in the exchange bonds will not be entitled to have the exchange bonds registered in such owner's name, will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the exchange bonds under the Mortgage. Accordingly, each person owning a beneficial interest in an exchange bond must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which that person owns its interest, in order to exercise any rights of a holder of the exchange bonds.

        The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC's control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

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  DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

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  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry charges to accounts of its participants, thereby eliminating the need for physical movement of securities certificates.

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  Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

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  DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

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  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

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  The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of exchange bonds under the DTC system must be made by or through participants, who will receive a credit for the exchange bonds on DTC's records. The ownership interest of each actual purchaser of each exchange bond is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interest in the exchange bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the exchange bonds, except in the event that use of the book-entry system for the exchange bonds is discontinued.

        The deposit of the exchange bonds with a custodian for DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the exchange bonds. DTC's records reflect only the identity of the participants to whose accounts such exchange bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        On each relevant payment date, we will wire transfer funds to DTC or its nominee, as the case may be, as the registered owner of the exchange bonds. Accordingly, neither we, the Mortgage trustee nor the initial purchasers will have any direct responsibility or liability to pay amounts due on the exchange bonds to owners of beneficial interests in the exchange bonds.

        DTC has advised us that its current practice, upon receipt of any payment of principal, premium, interest or the redemption or repurchase price, is to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the global note as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with exchange bonds on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the exchange bonds and voting by participants will be governed by standing instructions and customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." But payments will be the responsibility of the participants and not of DTC, the Mortgage trustee or us.

        DTC may discontinue providing its services as securities depositary with respect to the exchange bonds at any time by giving us reasonable notice.

        We will be obligated to issue certificated exchange bonds with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

  •
  we determine not to require all of the exchange bonds to be represented by one fully registered bond certificate and notify the Mortgage trustee of our decision; or

  •
  there shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the exchange bonds.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the exchange bonds among participants, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discounted at any time.

        None of us, the Mortgage trustee or any of our respective agents will have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in exchange bonds.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following discussion is a summary of United States federal income tax considerations relevant to the acquisition, ownership and disposition of the exchange bonds by beneficial owners thereof, or Bondholders, acquiring the exchange bonds in the exchange offer. This summary does not purport to be a complete discussion of all the potential United States federal income tax consequences relating to the acquisition, ownership and disposition of the exchange bonds by Bondholders. This summary does not address any tax consequences to holders of exchange bonds other than Bondholders who acquired the exchange bonds in the exchange offer. There can be no assurance that the Internal Revenue Service will take a similar view of those consequences. Further, the discussion does not address all aspects of taxation that may be relevant to particular Bondholders in light of their individual circumstances (including the effect of any foreign, state or local laws) or to certain types of purchasers subject to special treatment under United States federal income tax laws (including dealers in securities, insurance companies, financial institutions, pass-through entities, persons that hold securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, persons whose functional currency is not the U.S. dollar, persons other than "United States persons," as defined for United States federal income tax purposes, and tax-exempt entities). The discussion below assumes that the exchange bonds are held as capital assets, and that the outstanding bonds given up in the exchange offer were acquired at original issue for their original "issue price."

        The discussion of the United States federal income tax consequences below is based on currently existing provisions of the Internal Revenue Code, judicial decisions, and administrative interpretations. Because individual circumstances may differ, each beneficial owner of outstanding bonds is strongly urged to consult its own tax advisor with respect to its particular tax situation and the particular tax effects of any state, local, non-U.S. or other tax laws and possible changes in the tax laws.

Treatment of Exchanges under Exchange Offer

        The exchange of the outstanding bonds for exchange bonds will not be a taxable event for United States federal income tax purposes. A Bondholder will not recognize any taxable gain or loss as a result of exchanging outstanding bonds for exchange bonds, and the holder will have the same tax basis and holding period in the exchange bonds as he had in the outstanding bonds immediately before exchange.

Payments of Interest

        Interest on an exchange bond generally will be taxable to a Bondholder as ordinary income at the time it accrues or is received, in accordance with the Bondholder's method of accounting for United

States federal income tax purposes.

        If special interest is paid, although not free from doubt, such payment should be taxable to a beneficial owner as ordinary income at the time it accrues or is received in accordance with such owner's regular method of accounting. It is possible, however, that the Internal Revenue Service may take a different position, in which case the timing and amount of income inclusion may be different.

        Under certain circumstances, we may be entitled to redeem all or a portion of the exchange bonds. Treasury Regulations contain special rules for determining the yield to maturity or maturity date of a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. We do not believe that these rules are likely to apply to our right to redeem the exchange bonds. Therefore, we do not intend to treat such redemption provisions as affecting the computation of the yield to maturity or maturity date of the exchange bonds.

Sale, Exchange or Retirement of Bonds

        Upon the sale, exchange or retirement of an exchange bond, a Bondholder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amount attributable to accrued but unpaid interest) and such Bondholder's adjusted tax basis in the exchange bond. A Bondholder's adjusted tax basis in an exchange bond generally will be equal to the cost of the exchange bond to such Bondholder.

        In general, gain or loss realized on the sale, exchange or retirement of an exchange bond by a Bondholder will be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange or retirement, the Bondholder has held the exchange bond for more than one year. For a Bondholder who is an individual, long-term capital gain generally is taxed at a federal maximum rate of 20%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

        We will, where required, report to the holders of the exchange bonds and the Internal Revenue Service the amount of any interest paid on the exchange bonds in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate Bondholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the exchange bonds, or on proceeds of the disposition of the exchange bonds before maturity, unless such Bondholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Bondholder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

        The foregoing discussion is for general information only and is not tax advice. Accordingly, each prospective beneficial owner of an exchange bond should consult its own tax advisor as to the particular tax consequences to the prospective holder of purchasing, holding and disposing of the exchange bonds, including the applicability and effect of any state, local or non-United States income tax laws and any recent or prospective changes in applicable tax laws.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange bonds received in exchange for outstanding bonds where those outstanding bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. Broker-dealers who acquired outstanding bonds directly from us may not rely on the staff's interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the outstanding bonds or the exchange bonds.

        We will not receive any proceeds from any sale of exchange bonds by broker-dealers. Exchange bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange bonds. Any broker-dealer that resells exchange bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement thereto to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the bonds participating in the exchange offer against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Legal matters as to the validity of the exchange bonds offered by this prospectus will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.

EXPERTS

        The financial statements of ComEd for the year ended December 31, 2001 and for the periods from January 1, 2000 to October 19, 2000 and October 20, 2000 to December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K of ComEd for the year ended December

31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of income, cash flows, comprehensive income and changes in shareholders' equity of ComEd and consolidated subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 1999 incorporated herein by reference, have been audited by Arthur Andersen LLP, independent accountants as stated in their report included in that Annual Report. Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of its report in this prospectus, your ability to assert claims against Arthur Andersen LLP may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, information statements and other information with the Securities Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" information into this offering memorandum. This statement means that we are disclosing important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is considered to be part of this offering memorandum. Information that we file with the SEC after the date of this offering memorandum will automatically modify and supersede the information included or incorporated by reference in this offering memorandum to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

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  Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002; and

  •
  Our Current Reports on Form 8-K dated January 29, 2002, April 2, 2002, April 22, 2002, May 17, 2002, July 16, 2002, July 31, 2002, August 27, 2002, September 3, 2002, September 19, 2002 and September 26, 2002.

We also incorporate by reference all future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the exchange offer.

        In addition to the resources maintained by the SEC, you may also access these filings by contacting us at Commonwealth Edison Company, 10 South Dearborn Street, 37th Floor, P.O. Box 805379, Chicago, Illinois 60680-5379; Attention: Director, Investor Relations.

Exchange Offer for

$600,000,000
First Mortgage 6.15% Bonds, Series 98
Due March 15, 2012

PROSPECTUS

October 3, 2002

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SUMMARY FINANCIAL INFORMATION
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE BONDS
SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE